Exhibit 99.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma consolidated balance sheet as of March 31, 2025 and the unaudited pro forma consolidated statements of operations for the three months ended March 31, 2025 and year ended December 31, 2025 have been derived from the historical consolidated financial statements of the Company, as adjusted to give effect to the completion of the sale on May 30, 2025 (the “Sale”) of the Company’s property at 10 West 65th Street, New York City (the “Property”), and are intended to reflect the impact of the Sale on the Company’s results on a pro forma basis as of and for the periods indicated.

The unaudited pro forma consolidated financial statements of the Company and its subsidiaries have been prepared using assumptions and estimates that the Company’s management believes are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of the future consolidated results of the Company. However, management believes that the estimates and assumptions used provide a reasonable basis for presenting the significant effects of the Sale of the Property. Management also believes the pro forma adjustments give appropriate effect to the estimates and assumptions and are applied in conformity with accounting principles generally accepted in the United States of America.

The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company for the three months ended March 31, 2025 (unaudited) and for the year ended December 31, 2024 (audited), including the related notes, filed with the Securities and Exchange Commission.

The unaudited pro forma consolidated balance sheet as of March 31, 2025, has been prepared in accordance with the Securities and Exchange Commission’s pro forma rules under Regulation S-X Article 11 assuming the Sale of the Property occurred as of that date. The unaudited pro forma consolidated statements of operations for the three months ended March 31, 2025, and year ended December 31, 2024, have been prepared assuming that the Sale of the Property occurred as of January 1 of each period presented. All material adjustments required to reflect the Sale are set forth in the columns labeled “Pro Forma Adjustments”. The data contained in the columns labeled “As Reported” is derived from the Company’s historical unaudited consolidated balance sheet as of March 31, 2025, and the Company’s historical unaudited consolidated statement of operations for the three months ended March 31, 2025, and the audited consolidated statement of operations for the year ended December 31, 2024.

Clipper Realty Inc.
Consolidated Balance Sheets
(In thousands, except for share and per share data)

	Balance Sheets As of March 31, 2025 (unaudited)
	As Reported	Pro Forma Adjustments		As Adjusted
	(unaudited)	(unaudited)
ASSETS
Investment in real estate
Land and improvements	$508,311	$-		$508,311
Building and improvements	718,748	-		718,748
Tenant improvements	3,348	-		3,348
Furniture, fixtures and equipment	13,439	-		13,439
Real estate under development	153,799	-		153,799
Total investment in real estate	1,397,645	-		1,397,645
Accumulated depreciation	(243,362)	-		(243,362)
Investment in real estate, net	1,154,283	-		1,154,283

Cash and cash equivalents	21,288	44,839	(a)	35,097
		(31,030)	(b)
Restricted cash	17,823			17,823
Tenant and other receivables, net of allowance for doubtful accounts of $246				-
Deferred rent	2,086			2,086
Deferred costs and intangible assets, net	5,560			5,560
Prepaid expenses and other assets	8,166			8,166
Assets held for sale	45,903	(45,903)	(c )	-
TOTAL ASSETS	$1,262,083	$(31,997)		$1,230,086

LIABILITIES AND EQUITY (DEFICIT)
Liabilities:
Notes payable, net of unamortized loan costs of $8,245	$1,272,906	$(31,030)	(b)	$1,241,876
Accounts payable and accrued liabilities	19,649	418	(c )	20,067
Security deposits	8,800			8,800
Other liabilities	12,646			12,646
Liabilities held for sale	886	(886)	(c )	-
TOTAL LIABILITIES	$1,314,887	$(31,498)		$1,283,389
Equity:
Preferred stock, $0.01 par value; 100,000 shares authorized (including 140 shares of 12.5% Series A cumulative non-voting preferred stock), zero shares issued and outstanding				-
Common stock, $0.01 par value; 500,000,000 shares authorized, 16,146,546 shares issued and outstanding				-
Additional paid-in-capital	90,152			90,152
Accumulated deficit	(110,388)	(499)	(d)	(110,887)
Total stockholders' equity	(20,076)	(499)		(20,575)

Non-controlling interests	(32,728)	-		(32,728)
TOTAL EQUITY (DEFICIT)	$(52,804)	$(499)		$(53,303)

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$1,262,083	$(31,997)		$1,230,086

(a) Represents pro forma cash received as if the Sale was completed on March 31, 2025. The Sale was completed on May 30, 2025 for a Sale price of $45,500 less closing costs of $1,864. In addition, as completed pro forma on March 31, 2025, the sale would have resulted in an additional $1,203 for assets and liabilities credited to or retained by the Company in cash.

(b) Represents pro forma repayment of debt outstanding of the Property as if repaid March 31, 2025.

(c ) Represents pro forma write-off of assets and pro forma retention of certain assets and liabilities of the Property as if the Sale was completed on March 31, 2025.

(d) Represents pro forma loss on sale of property as if sold on March 31, 2025, reflecting contractual sale price of $45,500 less closing costs of $1,864 and basis of investment in real estate of $44,135.

Clipper Realty Inc.
Unaudited Pro Forma Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31, 2025			Year Ended December 31, 2024
	As Reported	Pro Forma Adjustments (a)	As Adjusted	As Reported	Pro Forma Adjustments (a)	As Adjusted
	(unaudited)
REVENUES
Residential rental income	$29,190	$(1,070)	$28,120	$109,873	$(4,040)	$105,833
Commercial rental income	10,208	(3)	10,205	38,902	(14)	38,888
TOTAL REVENUES	39,398	(1,073)	38,325	148,775	(4,054)	144,721

OPERATING EXPENSES
Property operating expenses	10,111	(200)	9,911	34,163	(728)	33,435
Real estate taxes and insurance	7,627	(278)	7,349	29,770	(1,100)	28,670
General and administrative	3,825	(118)	3,707	14,152	(390)	13,762
Transaction pursuit costs	-	-	-	-		-
Depreciation and amortization	7,636	(290)	7,346	29,892	(1,170)	28,722
Impairment of Long-Lived Assets	33,780	(33,780)	-
TOTAL OPERATING EXPENSES	62,979	(34,666)	28,313	107,977	(3,388)	104,589

Litigation settlement and other	-	-	-	(269)		(269)

INCOME FROM OPERATIONS	(23,581)	33,593	10,012	40,529	(666)	39,863

Interest expense, net	(11,522)	558	(10,964)	(47,111)	2,542	(44,569)
	-	-	-
Net (loss) income	(35,103)	34,151	(952)	(6,582)	1,876	(4,706)

Net (loss) income attributable to non-controlling interests	21,756	(21,166)	590	4,082	(1,163)	2,919
	-		-	-		-
Net (loss) income attributable to common stockholders	$(13,347)	$12,985	$(362)	$(2,500)	$713	$(1,787)

Basic and diluted net (loss) income per share	$(0.86)		$(0.06)	$(0.25)		$(0.20)

Weighted average common shares / OP units
Common shares outstanding	16,147		16,147	16,120		16,120
OP units outstanding	26,317		26,317	26,317		26,317
Diluted shares outstanding	42,464		42,464	42,437		42,437

(a) Represents pro forma effects of completion of the Sale of the Property and repayment of debt of the Property as if completed at beginning of period.